Exhibit 5.1

300 North LaSalle

Chicago, IL 60654

United States

Facsimile:
+1 312 862 2000	+1 312 862 2200

www.kirkland.com

March 7, 2019

John Deere Capital Corporation

10587 Double R Boulevard

Suite 100

Reno, Nevada  89521

Re:                             Registration Statement on Form S-3 ASR

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to John Deere Capital Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of Floating Rate Senior Notes due March 7, 2022, (the “Floating Rate Notes”), $650,000,000 aggregate principal amount of 2.950% Fixed Rate Senior Notes due April 1, 2022 (the “Three-Year Fixed Rate Notes”) and $600,000,000 aggregate principal amount of 3.450% Fixed Rate Senior Notes due March 7, 2029 (the “Ten-Year Fixed Rates Notes,” and, together with the Floating Rate Notes and the Three-Year Fixed Rate Notes, the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation and by-laws of the Company, (ii) the registration statement on Form S-3ASR (No. 333-217193) (as amended or supplemented, the “Registration Statement”) to which this letter is an exhibit, (iii) the indenture, dated March 15, 1997, between the Company and The Bank of New York Mellon (formerly known as the Bank of New York, successor trustee to The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of April 21, 2011 between the Company and the Trustee, the second supplemental indenture dated as of April 17, 2014 between the Company and Trustee and the third supplemental indenture dated as of April 7, 2017 between the Company and Trustee (the “Indenture”), and (iv) copies of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as

Beijing Boston Dallas Hong Kong Houston London Los Angeles Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Notes have been duly authorized and are binding obligations of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation into the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Securities and Exchange Commission.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware.  We do not find it necessary for purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the sale of the Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.  This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP